UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events

On April 6, 2015, Mohan Maheswaran, President, Chief Executive Officer and a Director of Semtech Corporation (the “Company”),  entered into a written pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 for the sale of a maximum of 58,000 shares of the Company’s common stock.

The plan provides for the exercise of options up to 48,000 shares of the Company’s common stock and sales of specified numbers of the shares underlying such options on specified dates beginning in June 2015 and ending in November 2015.  Shares acquired through the exercise of such options will be sold under the plan on the open market at prevailing prices on the applicable trading days specified under the plan, subject to a minimum price threshold as specified in the plan.  Mr. Maheswaran’s trading plan covers the exercise of options that would otherwise expire in March 2016.

The plan also provides for the sale of an additional 10,000 shares of the Company’s common stock held by Mr. Maheswaran.  The plan provides for sales of specified numbers of such shares on specific dates beginning in December 2015 and ending in March 2016.

The plan is consistent with, and will follow, a similar plan entered into by Mr. Maheswaran in January 2014, which expired following the final trade under that plan in March 2015.

Except as may be required by law, the Company does not undertake to report Rule 10b5-1 trading plans established by any other Company employees, officers or directors, nor to report modifications, terminations, or other activities under any publicly announced trading plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMTECH CORPORATION

Date: April 7, 2015	/s/ Emeka N. Chukwu
	Name:	Emeka N. Chukwu
	Title:	Chief Financial Officer